D  E  R  M  A      S  C  I  E  N  C  E  S
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                                                                 NEWS RELEASE


FOR RELEASE MAY 12, 1998 AT 7:30 AM EDT

Contact: Mark Alvino (investors)
                  (212) 698-1360
                  or
                  Rene Caron or Kent Broussard (investors)
                  Owen Daley (media)
                  Allen & Caron Inc
                  (949) 252-8440

            DERMA SCIENCES TO ACQUIRE GENETIC LABORATORIES WOUND CARE

PRINCETON, NJ (MAY 12 1998) . . . . Derma Sciences,  Inc., (Nasdaq:DSCI) and St.
Paul-based Genetic Laboratories Wound Care, Inc., (EBB:GELW) jointly announced today that they have signed a letter of intent whereby Genetic Laboratories would be acquired by a wholly owned subsidiary of Derma Sciences. Genetic Laboratories shareholders would receive 0.7 shares of Derma Sciences Common Stock in exchange for each share of Genetic Laboratories Common Stock owned.

         Closing of the acquisition is subject to execution of a definitive merger agreement, completion of due diligence, approvals of the Boards of Directors and shareholders of both companies and certain other conditions. The companies expect to sign a definitive agreement by the end of May, 1998 and to complete the transaction by September, 1998.

         Derma Sciences Chairman Edward J. Quilty commented, "Our acquisition of Genetic Laboratories is in line with our previously announced goal of implementing strategic acquisitions and thereby broadening our product lines and increasing our revenue streams. Genetic Laboratories' extensive line of wound closure strips and specialty catheter fasteners, together with its recently introduced wound irrigation system, represent important synergistic additions to our expanding line of wound care products. We believe that Genetic Laboratories' well developed access to hospitals and alternate care facilities and Derma Sciences' strong presence in the extended care and home healthcare markets will create a powerful combination.

         Quilty further commented, "Genetic Laboratories has a history of consistent revenue growth and profitability. Its revenues and profits for the nine-month period ended February 28, 1998 were $2.3 million and $78,253 (unaudited), respectively. Based on these results, Genetic Laboratories appears to be on track to achieve its May 31, 1998 fiscal year goal of $3.0 million in sales. We expect this acquisition to have an immediate and positive impact on Derma Sciences' revenues, net income and earnings per share."

                                 MORE-MORE-MORE

DERMA SCIENCES TO ACQUIRE GENETIC LABORATORIES WOUND CARE
Page 2-2-2


         Arthur A. Beisang, Chairman and Chief Executive Officer of Genetics Laboratories, added, "We are excited at the prospect of combining the wound care products and the marketing and sales capabilities of our organizations. Derma Sciences and Genetic Laboratories have complementary strengths whose potential will be greatly enhanced by our joining forces."

         Upon completion of the transaction, Arthur Beisang will become a member of Derma Sciences' Board of Directors and H. James Thompson, currently President and Chief Operating Officer of Genetic Laboratories, will become President and Chief Operating Officer of the newly formed subsidiary of Derma Sciences to be named Genetics Laboratories, Inc. Genetic Laboratories will continue to be headquartered in St. Paul.

         Genetic Laboratories Wound Care, Inc., is engaged in the development, manufacture, marketing and sale of wound closure products, specialty fasteners used to secure catheters and tubes and a recently introduced wound irrigation system. For more information about Genetic Laboratories Wound Care, Inc., visit its home page on the Internet at http://www.geneticlabs.com

         Derma Sciences, Inc. is engaged in the development, marketing and sales of topical nutrient-based wound care products using its proprietary zinc formulations for the management of certain chronic, non-healing skin ulcerations such as pressure and venous ulcers, surgical incisions and burns. For more information about Derma Sciences, Inc., visit its home page on the Internet at http://www.dermasciences.com

         Statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the timing of signing a definitive agreement or the completion of the merger and could cause such timing or completion to differ materially from any forward-looking statements which may be made in this release or which are otherwise made by or on behalf of Derma Sciences, Inc., and/or Genetic Laboratories Wound Care, Inc. Factors which may affect the timing of signing a definitive agreement or completion of the merger include, but are not limited to, the success or failure of negotiations, Board or shareholder approvals and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the timing of signing a definitive agreement or completion of the merger and forward-looking statements include, but are not limited to, those discussed in the filings with the Securities and Exchange Commission of Derma Sciences, Inc. and/or Genetic Laboratories Wound Care, Inc.

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